UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Booth, Steven R.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   VP Bus Dev HTD/LII Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security       2)Trans-     3.Trans-       4.Securities Acquired(A) 5)Amount of    6)Ownership  7)Nature of
                          action       action         or Disposed of (D)       Securities     Form:        Indirect
                          Date         Code                                    Beneficially   Direct       Beneficial
                                       -------------  ------------------------ Owned at End   (D) or       Ownership
                          (Month/                              A or            of Month       Indirect
                          Day/Year)    Code       V   Amount   D   Price                      (I)
-------------------------------------------------------------------------------------------------------------------------------



                                                                  1

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative       2)Conversion  3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                    or Exercise   action         action    Securities Acquired (A)           Expiration Date
                            Price of      Date           Code      or Disposed of (D)
                            Derivative
                            Security                       Code  V   A                D              Exercisable  Expiration
-------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option  $16.3650      5/20/02        A     V     11,348                          (1)          12/14/08
(right to purchase)



Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative       3)Trans-     7)Title and Amount                8)Price     9)Number of    10)Ownership   11)Nature of
Security                    action       of Underlying                     of Deri-    Derivative     Form of        Indirect
                            Date         Securities                        vative      Securities     Derivative     Beneficial
                                         --------------------------------              Beneficially   Security       Ownership
                                                                Amount or              Owned at End   Direct (D)
                            Month/Day/                          Number of              of Month       or Indirect
                            Year         Title                                                        (I)
-------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option  5/20/02      Common Stock, par      11,348                 11,348         D
(right to purchase)                      value $.01 per share


Explanation of Responses:

(1)  The option becomes exercisable in three equal annual installments, commencing on eyear after the date of grant.

-    Attorney-in-fact pursuant to the power of attorney dated 5/17/02.




SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Steven R. Booth
DATE 6/7/02